EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(Amounts in thousands, except per-share amounts)

	Three Months Ended March 31
	2006	2005
BASIC EARNINGS PER SHARE
Earnings applicable to common stock	$1,229,401	$845,991
Basic shares
Weighted average common shares outstanding	421,227	397,634
Treasury stock	(629)	—
Vested, unissued restricted stock	1,803	1,100
Deferred share units	1,838	1,670
Basic shares	424,239	400,404
Basic earnings per share
Income from continuing operations	$2.87	$2.12
Discontinued operations, net	0.03	(0.01)
Basic earnings per common share	$2.90	$2.11
DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$1,229,401	$845,991
Diluted shares
Basic shares	424,239	400,404
Dilutive effect of exercise of options outstanding	4,880	4,853
Deferred, restricted stock	1,344	1,029
Diluted shares	430,463	406,286
Diluted earnings per share
Income from continuing operations	$2.83	$2.09
Discontinued operations, net	0.03	(0.01)
Diluted earnings per common share	$2.86	$2.08